Press Release

Hythiam Contact:	Media Relations:
Ashely Anderson Director, Corporate Communications (310) 444-4343 aanderson@hythiam.com	Tim Sullivan Dan Klores Communications (212) 981-5234 tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES SECOND QUARTER RESULTS

•	Quarterly Revenues from PROMETA Reach Record Level

•	Q2 revenues increase 86% versus year ago period and 74% sequentially

LOS ANGELES, CALIF. —August 9, 2007—Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the second quarter ended June 30, 2007, which include the consolidated results from Comprehensive Care Corporation (CompCare).

For the 2007 second quarter, the Company reported revenues of $11.3 million, which include a record $2.2 million in revenues from Hythiam’s healthcare services and $9.1 million in revenues from CompCare’s operations, compared to Hythiam’s revenues of $1.2 million in the second quarter of 2006. The $1 million increase in Hythiam’s healthcare services revenues from the second quarter of last year was attributable to the increase in the number of patients treated at the Company’s U.S. licensed sites and at the PROMETA Centers, administrative fees from new licensees and revenues from the commencement of operations in Europe. There were a total of 249 patients treated with the PROMETA treatment program in the second quarter of 2007 compared to 175 patients in the second quarter 2006, and 155 patients in the first quarter of 2007. During the second quarter of 2007, there were 42 licensee sites contributing to revenues versus 20 in the same period last year. The Company’s average revenue per PROMETA patient treated decreased to $6,380 in the second quarter of this year compared to $6,601 for the same period last year, primarily due to the impact of lower average revenues per patient from third party payers in 2007.

Consolidated operating expenses during the second quarter ended June 30, 2007 were $23.4 million including $729,000 of research and development expense and $1.5 million of non-cash charges for depreciation, amortization and share-based compensation, versus $10.6 million in the second quarter of 2006, including $654,000 of non-cash charges. The 2006 results exclude CompCare’s operating expenses. CompCare’s operating expenses were $10.5 million in the second quarter 2007. Consolidated operating expenses for the second quarter ended June 30, 2007 increased by $3.7 million when compared to the first quarter ended March 31, 2007, due primarily to increased claims and other expenses for CompCare’s operations for the full quarter, increased share-based compensation expense and other general and administrative expenses for Hythiam’s healthcare services. Non-cash charges were $1.0 million in the first quarter of 2007.

Net loss for this year’s second quarter was $12.2 million, or $0.28 per share, versus a net loss of $9.0 million, or $0.23 per share, in the second quarter of 2006. Included in the 2007 second quarter net loss was a $1.3 million net loss from CompCare’s operations, including $200,000 of non-cash charges for amortization of intangible assets. CompCare’s net losses for the three and six month period are primarily attributable to increased member utilization from historical seasonality during the months of March, April and May and from higher utilization of services by members at the beginning of CompCare’s new Indiana HMO contract that started January 1, 2007. Based upon prior experience with new populations that are transitioned to a managed care structure, CompCare expects utilization of such services to decrease in the second half of the year. CompCare expects positive net cash flow from the Indiana contract, and as a result, CompCare believes it will have positive cash flow for 2007.

For the six months ended June 30, 2007, revenues were $20.2 million, which include $3.4 million in revenues from Hythiam’s healthcare services and $16.8 million in revenues from CompCare’s operations, compared to Hythiam’s revenues of $1.8 million in 2006. The $1.6 million increase in Hythiam’s healthcare services revenues for the six months over the prior year was attributable to the increase in the number of patients treated at the Company’s U.S. licensed sites and at the PROMETA Centers, administrative fees from new licensees and revenues from the commencement of operations in Europe. The Company reported a net loss of $23.0 million for the six months ended June 30, 2007 or $0.52 per share, compared to a net loss of $17.7 million, or $0.45 per share, for the same period in 2006. The net loss for the six months ended June 30, 2007 included a $1.5 million net loss from CompCare’s operations and non-cash charges for depreciation, amortization and stock-based expense of $3.0 million compared to $2.1 million in the same period in 2006. The Company ended the second quarter with consolidated cash, cash equivalents and marketable securities of $29.1 million, including $7.2 million held by CompCare.

Some of the recent highlights include:

•	Wilkins Study Top Line Results Released. In an open label study on effects of PROMETA on alcohol-dependent subjects, Jeffery Wilkins, M.D. and Cedars-Sinai Medical Center in Los Angeles showed an 86% decrease in median cravings from baseline to week 1, and a 94% reduction in median cravings at 30 days. In addition, at 30 days, he reported an 82% reduction in mean percentage of total drinking days. The study was conducted without a psychosocial component included, and using only 2 days of IV medical administration versus the current 3-day approach.

•	Pierce County Alliance (PCA) Announces 14-month Outcomes. The PCA announced that 14 months after pilot initiation, 98% of aggregate urine screens tested negative for all substances, including methamphetamine and cocaine use, and that 86% of the 37 patients who completed the PROMETA treatment program remained drug free.

•	$2 Million in Funding from State of Texas. The Texas legislature and Governor approved a new fiscal budget which includes $2 million in funding that can be used for the PROMETA treatment program within Texas Department of Criminal Justice initiatives. Thus far, a total of $3.5 million has been authorized within three separate states.

•	Blue Cross and Blue Shield Association National Labor Office Alliance (NLO). The NLO announced that it had selected Hythiam as a strategic alliance partner to provide substance abuse management information to some 20 million individuals comprised by the families of labor members of Blue Cross and Blue Shield companies.

•	Patent issuances in Australia, China, Korea. To date Hythiam has received notifications of allowance or grants of patents for inventions underlying the PROMETA protocols from over 25 countries, including the U.S. and 19 European nations.

•	Dr. Richard Gracer References PROMETA in Newly Published Book on Addiction. Currently on a media tour for his new book, Dr. Gracer prominently mentions his work with the PROMETA Treatment Programs in this book on the biological approach to treating addiction.

“These results reflect several of the changes we made earlier in the year to business development activities and in our private pay business,” said Terren Peizer, Hythiam’s Chairman and CEO. “The result of our new approach has been an increase in the rate of adding new licensed locations and in the aggregate patient volume. We are also experiencing a different dynamic when it comes to converting on larger opportunities, reflecting the growing recognition of PROMETA and the impressive body of results that have already been reported by treatment providers and investigators. Employers, health plans, employee assistance programs, and government agencies are reaching out to us based upon the data they’ve collected on PROMETA and the positive experiences of their colleagues or peers. We are moving straight to implementation with many customers, those that we have disclosed publicly as well as those that represent our growing backlog of addressable opportunities. We expect the momentum in our business to continue to build ahead of the availability later this year of double-blind, placebo-controlled data by leading clinical investigators.”

Based on second quarter growth initiatives, the impact of double blind placebo controlled data, and the expected Managed Care and Government Affairs revenues coming on stream in the second half of 2007, Hythiam reiterated it’s previously provided consolidated revenue objective for fiscal 2007 of approximately $50 million, including the consolidation of financials from the Company’s acquisition of a majority controlling interest in CompCare.

Hythiam will hold a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.hythiam.com or . The call is also available by dialing (877) 407-8031, or for international callers (201) 689-8031 A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on August 16, 2007 by dialing (877) 660-6853 or (201) 612-7415, and entering account number 286 and the conference code 247922.

About the PROMETA® Treatment Program
Hythiam’s PROMETA® treatment programs are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment programs include nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery. To learn more, please visit www.prometainfo.com.

About Hythiam, Inc.
Hythiam, Inc. provides behavioral health management services to health plans, employers, criminal justice, and government agencies through a network of licensed and company managed providers.  The company approaches the management of behavioral health disorders with a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment.  Hythiam also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs.  Hythiam offers disease management for substance dependence built around its proprietary PROMETA treatment programs for alcoholism and dependence to stimulants.  The PROMETA treatment programs, which integrate behavioral, nutritional, and medical components, are available through both licensed treatment providers and company managed PROMETA Centers.   Hythiam does not practice medicine nor manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA treatment programs.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Behavioral health managed care services	$9,159	$—	$16,765	$—
Healthcare services	2,181	1,172	3,432	1,825

Total revenues	11,340	1,172	20,197	1,825
Operating Expenses:
Behavioral health managed care expenses	9,348	—	16,501	—
Cost of healthcare services	423	266	759	433
General and administrative expenses	12,250	9,531	22,832	18,057
Research and development	729	454	1,740	1,304
Depreciation and amortization	610	315	1,157	629

Total operating expenses	23,360	10,566	42,989	20,423

Loss from operations	(12,020)	(9,394)	(22,792)	(18,598)
Other non-operating income, net	29	—	29	—
Interest income	396	433	908	909
Interest expense	(641)	—	(1,114)	—

Loss before provision for income taxes	(12,236)	(8,961)	(22,969)	(17,689)
Provision for income taxes	16	1	26	1

Net loss	$(12,252)	$(8,962)	$(22,995)	$(17,690)

Basic and diluted net loss per share	$(0.28)	$(0.23)	$(0.52)	$(0.45)

Weighted number of shares outstanding	44,126	39,458	43,984	39,328

Hythiam, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$16,127	$5,701
Marketable securities, at fair value	12,970	37,746
Restricted cash	122	82
Receivables, net	1,813	637
Prepaids and other current assets	1,000	383

Total Current Assets	32,032	44,549
Property and equipment, net	4,363	3,711
Goodwill	10,799	—
Intangible assets, net	5,136	3,397
Deposits and other assets	795	548

Total Assets	$53,125	$52,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$8,586	$9,451
Accrued claims payable	5,183	—
Accrued reinsurance claims payable	2,526	—
Long-term debt	11,035	—
Other long-term liabilities	911	725
Stockholders’ equity	24,884	42,029

Total Liabilities and Stockholders’ Equity	$53,125	$52,205